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Cincinnati Financial Corporation
Letter from the Chairman and the Chief Executive Officer
March 2009

About the Company
Cincinnati Financial Corporation stands among the 25 largest property casualty insurers in the nation, based on premium volume. A select group of agencies in 35 states actively markets our property casualty insurance within their communities. Standard market commercial lines policies are available in all of those states, while personal lines policies are available in 29 and surplus commercial lines policies are available in 33 of the same 35 states. Within this select group, we also seek to become the life insurance carrier of choice and to help agents and their clients — our policyholders — by offering leasing and financing services.
Three hallmarks distinguish our company, positioning us to build value and long-term success:
· Commitment to our network of professional independent insurance agencies and to their continued success
· Financial strength that lets us be a consistent market for our agents’ business, supporting stability and confidence
· Operating structure that supports local decision making, showcasing our claims excellence and allowing us to balance growth with underwriting discipline
Learn more about where we are today and how we plan to create value for shareholders, agents, policyholders and associates by reviewing publications that we promptly post on www.cinfin.com/Investors as they are completed. Please refer to the most recent item for the timeliest information.
2008 Fourth-quarter and Full-Year Letter to Shareholders — available on www.cinfin.com/Investors
2008 Annual Report on Form 10-K — available on www.cinfin.com/Investors
2009 Shareholder Meeting Notice and Proxy Statement — available on www.cinfin.com/Investors
Letter from the Chairman and the Chief Executive Officer — available now
The Letter from our chairman and our CEO presents management’s perspectives on your company’s 2008 performance and trends that may affect performance in 2009 and beyond. The Cincinnati Resilience, highlighting our risk management, accompanies this Letter.
First-quarter 2009 Letter to Shareholders — early May 2009
Second-quarter 2009 Letter to Shareholders — early August 2009
Third-quarter 2009 Letter to Shareholders — early November 2009
Stay Involved, Be Informed and Save Some Trees Too!
Thank you for your interest in Cincinnati Financial Corporation. We continue to make it easy to go green and get your information fast. By enrolling in e-Delivery at www.cinfin.com/Investors, you can help us save paper and postage while promptly receiving links to all materials and proxy voting communications via e-mail. We mail printed copies of our quarterly and annual letters only to shareholders who are not enrolled in e-Delivery.

To Our Shareholders, Friends and Associates:
Your company broke some records in 2008. Uncharacteristically, this was not good news.
Policyholders of The Cincinnati Insurance Companies suffered record storm damages in the first half of the year. Then, winds from Hurricane Ike came through the Midwest in September, causing our largest gross loss ever from a single catastrophe, $129 million, reduced by reinsurance to a net loss of $58 million.
The property casualty insurance industry — our main business — endured a fifth year of pricing pressure. As disciplined underwriters, we experienced a decline of 3.4 percent in net written premiums in 2008 compared with a decline of 0.8 percent industrywide.
For the first time, earnings on our investment portfolio were less than the year before. Our $537 million of pretax investment income was off 11.6 percent from the 2007 total on lower dividends paid by holdings in our equity portfolio. This shortfall is one reflection of the forces buffeting the investment markets over the past months. Because of our low cost basis, we were able to lock in gains on sales of many holdings, leading to $686 million of net gains from investment transactions. Those gains were partially offset by unprecedented non-cash write-downs of $510 million, arising from our judgment that securities we continue to hold in our portfolio may not recover lost market value within a reasonable period of time.
Our capital remained at high levels despite this multitude of pressures, but volatility in our equity portfolio caused ratings agencies to place our ratings on negative review and then lower them. By year-end 2008, A.M. Best Co. and Moody’s Investors Service had Stable outlooks on our ratings. Our property casualty group rating from A.M. Best remains in the Superior category, but at A+ it is a notch down from the A++ we enjoyed for many years. This rating of our financial strength continues in the top 10 percent of the more than 1,000 insurer groups A.M. Best rates. Our insurance companies are capitalized at levels far exceeding regulatory requirements, increasing our flexibility through all periods to invest in and expand our insurance operations.
When all was said and done, net income totaled $429 million, about half of 2007 earnings. Year-end book value was $25.75 compared with $35.70 at year-end 2007. We take little consolation in knowing that we were not alone in these disappointments and that broader economic and natural forces were at work. And we cannot say the worst is over. The first two months of the year have made it clear that we need to brace for another difficult year in 2009.
What we will say is that our agent-centered business model is sound and gives a solid foundation for our next steps. We were not sufficiently prepared for all that happened in 2008. We cannot change the past, but we certainly have learned from it. We took major steps in response to the current extreme conditions, and we
John J. Schiff, Jr., CPCU (left), chairman of the board, with Kenneth W. Stecher, president and chief executive officer. The leadership transition in mid-2008 separated the chairman and CEO roles and responsibilities.

Creating Long-term Value
2008 Consolidated Revenues of $3,824 million (In millions)
Commercial Lines Earned Premiums (60.6%)
Personal Lines Earned Premium (18.0%)
Other (3.8%)*
Investment Income (14.0%)**
Net Realized Investment Gains (3.6%)
* Other includes $126 million life and $5 million surplus lines insurance earned premiums and other earned revenues.
** Investment income less expenses
Net and Operating* Income Per common share
Operating income*
Net income
* The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on www.cinfin.com defines and reconciles measures presented in this report that are not based on GAAP or Statutory Accounting Principles.
Book Value Per common share
Book value
Book value change
Cash Dividends Declared Per common share
Cash dividends declared
Dividend contribution
Consolidated revenues show the contribution of our insurance and investment operations, while net and operating income are important measures of the value we create for shareholders. With the current economic and market uncertainty, we believe our value creation ratio is an appropriate way to measure our long-term progress because it also captures the importance we place on paying cash dividends to shareholders:
Rate of growth in book value per share (book value change) + Ratio of dividends declared per share to beginning book value per share (dividend contribution) —— — = Value creation ratio
In 2008, this measure was below our long-term target, and it may be again in 2009, pressured by external forces and our continued investment in our business.
In the period 2010 through 2014, we believe implementation of our strategic plan will lead to a five-year value creation ratio of 12 to 15 percent. This outlook anticipates that commercial insurance pricing will start to firm during 2009 and that the economy and financial markets can resume a growth track by the end of 2010. If those assumptions prove to be inaccurate, we may not be able to achieve our performance targets even after accomplishing our strategic plan.
are confident we are building a more competitive and agile company.
We have the resources, the plans and the people to create long-term value for shareholders, policyholders, agents and associates. Our efforts in 2008, to be multiplied in 2009 and beyond, will firm up our position of strength and we will emerge a stronger competitor than ever over the next five years.
Strong Financial Resources
We are going forward with strong liquidity and capital.
Cash on hand was more than $1 billion at year-end. Implementing revised portfolio guidelines, we sold selected equity investments in 2008 and early 2009, locking in gains and reducing volatility by increasing sector and company diversification. In particular, we took our financial sector holdings to 12.4 percent of the equity portfolio at year-end 2008 from 56.2 percent at year-end 2007. We ended the year with no single stock accounting for more than 14.5 percent of the equity portfolio, which remained in an overall unrealized gain position at year-end.
Reducing our financial sector holdings included taking gains on our position in Fifth Third Bancorp, reducing it to 12 million shares at year-end 2008. During January 2009, we sold most of our remaining financial sector equity holdings, including the last shares from our Fifth Third holding.
Ample reserves and an effective reinsurance program have protected our liquidity, allowing fixed income investments to mature and equity investments to appreciate over time. Even in a tough year like 2008, cash flow provided adequate funds to pay claims. We have never been forced to prematurely sell securities to pay claims. At its year-end value of $5.8 billion, our diversified, highly rated fixed income portfolio more than covers our total insurance reserves.
The parent company has healthy capital and flexibility, with $1.3 billion of cash and invested assets at year-end 2008. In the current environment, we intend to preserve capital and did not repurchase shares in the second half of 2008. Low debt leverage also increases our flexibility. We had access at year-end 2008 to $176 million on our lines of credit, and our three issues of long-term debt are not due until 2028 and 2032.
Through 2008, your Cincinnati Financial cash dividends increased annually for 48 consecutive years, a record that fewer than a dozen U.S. companies can claim. Generally, our directors declared the increases during the first quarter. In February 2009, the board maintained the quarterly dividend at 39 cents, postponing discussion of a 2009 increase to later in the year. Many other companies have cut dividends in recent months, including some that contributed to our investment income. As we make quarterly 2009 dividend decisions, we’ll carefully weigh our dividend record, responsibly considering our resources and our initiatives to preserve capital and grow profitably over the long term.
With $3.360 billion of property casualty statutory surplus and a ratio of written premiums to surplus of only 0.9 to 1, we are deploying capital and resources where they will help us expand and succeed.
Strategic Operating Plans
We are working toward improved efficiencies to benefit agency and company profitability.
We will achieve a good return, over time, on staffing expense for new territories and states and on new technology to improve ease, efficiency and profitability for our agencies and our company. We have shortened timelines for delivery of our next generation processing systems. We now expect our new system for commercial packages and commercial auto to go live in 10 states in 2009 and most other states in 2010. Our personal lines system now is scheduled to move to a faster, friendlier format in early 2010. Other business data initiatives will
Martin F. Hollenbeck, CFA, CPCU (left), senior vice president of investments, with Steven J. Johnston, FCAS, MAAA, CFA, senior vice president and chief financial officer. Hollenbeck and Johnston worked together in 2008 to preserve the company’s capital and financial strength.

improve our underwriting and pricing by assuring quality data for use in models for rate-making, forecasting, risk management and other decisions.

Accurate exposure, loss and expense data will help us address weaker property casualty underwriting profitability, partially masked in 2008 by reserve releases. Years of ongoing underwriting efforts, as well as allocation refinements, have built a trend of lower than expected losses from previous years, helping current calendar year profitability. This favorable reserve development more than offset our unusually high catastrophe losses in 2008, allowing a statutory combined ratio near breakeven at 100.4 percent versus an industrywide ratio of 104.7 percent. We continue in 2009 to apply the same prudent reserving philosophies and practices that have consistently benefited our results.

Our growth initiatives are succeeding.

Prices continue to be low across the property casualty industry on both new and renewal business. The independent insurance agents who market our policies are helping their clients weigh value and service in addition to price, and they continue to award us a generous portion of their carefully selected new business. Agents are using our three-year policy term as a distinct sales advantage to attract and retain commercial accounts. Agents find that many businesses will pay slightly more to get stable costs on selected coverages, allowing them to budget a known amount.

We wrote $368 million of new business premiums, up 13.1 percent in 2008. The $43 million increase is about the same amount as the sum of contributions from agencies appointed since 2004 and from our new surplus lines operations. Production generally ramps up over the first 10 years as agency relationships mature. We continue to expand to new agencies and states, opening central Texas in 2008 and making plans to open Colorado and Wyoming

Strategy: Improving Insurance Profitability

Property Casualty Combined Ratio
Statutory


The Cincinnati Insurance Companies
Estimated industry (A.M. Best)
98.9%
101.2%
93.9%
92.4%
95.6%
104.7%
100.4%
89.4%
89.0%
90.3%
04
05
06
07
08

We measure the overall success of our initiatives to grow profitability primarily through our combined ratio. We believe this ratio can be consistently below 100 percent over any five-year period. Our GAAP and statutory combined ratios were below 100 percent in each year over the past five years, except 2008 when we experienced a record level of catastrophe losses. Our GAAP combined ratio averaged 92.8 percent over the during the period. Our statutory combined ratio averaged 92.6 percent over the same period compared with an estimated 98.5 percent for a broad group of standard market property casualty insurance companies.

Strategy: Driving Premium Growth

Property Casualty Net Written Premium Growth
Statutory


The Cincinnati Insurance Companies
Estimated industry (A.M. Best)
6.5%
4.4%
2.6%
0.0%
3.3%
4.0%
(0.8%)
(1.9%)
(0.8%)
(3.4%)
04
05
06
07
08

We measure the overall success of our initiatives to expand our geographic footprint and to diversify our premium sources primarily through changes in net written premiums. We believe we can grow faster than the industry average over any five-year period. The compound annual growth rate of our net written premiums was 1.3 percent over the past five years, matching the estimated growth rate for a broad group of standard market property casualty insurance companies.

4

in 2009. Over time, our westward movement is improving our spread of risk and potentially mitigating catastrophe volatility.
We offer the full range of products our property casualty agencies need to diversify their revenues and meet the needs of people in their local communities. We will see growing contributions from our surplus lines operation — which wrote $14 million in 2008, its first year of operation — and from sales of personal lines by agencies that previously marketed only our commercial policies. By steadily improving our processing systems and pricing accuracy, we are helping agencies see the value of selling our personal lines. Approximately 80 percent of our property casualty agencies sell our life insurance products, which feature simplicity, guarantees and service supported by our investment in imaging and workflow technology.
Committed People, Clear Priorities
We are setting the stage for continuity of leadership, values and commitments.
Our own jobs changed in 2008. As Vice Chairman Jim Benoski was preparing to retire in early 2009 from active employment, we moved ahead with executive transitions. Jack and Jim continue to lead our board as chairman and vice chairman, respectively. As of July 1, 2008, Jim passed the presidential torch to Ken, who stepped up from his post as chief financial officer; and Jack likewise turned over chief executive officer duties to Ken. Steve Johnston joined the company to be our new chief financial officer, bringing 25 years of experience in insurance accounting, finance, investments, actuarial and technology.
This is the first time your company’s president and CEO came from outside our insurance underwriting and marketing ranks. With his 40+ years with the company, Ken is the right leader as we sharpen our focus on our efficiency, enterprise risk management, data quality, modeling and technology initiatives to support smart growth and benefit agents, policyholders and shareholders. His selection was timely; together he and Steve brought their seasoned financial perspectives and a measured, analytic approach to our decisions as events of the second half of 2008 unfolded.
At the same time, responsibilities for several other executive officers broadened or changed, allowing all to round out their experience and qualifications to advance in our next generation of leadership. J.F. Scherer, head of our Sales & Marketing area, now is executive vice president. Tom Joseph now is president of
Martin J. Mullen, CPCU (left), senior vice president and chief claims officer, with James E. Benoski, vice chairman of the board. Benoski, who had advanced to president in 2006 after a 35-year claims career, retired from active employment in 2009. Under Mullen, management is consolidated for headquarters and field claims operations.
Thomas A. Joseph, CPCU (left), president of The Cincinnati Casualty Company, with Charles P. (Bud) Stoneburner II, CPCU, AIM, senior vice president of commercial lines. Joseph and Stoneburner head our largest underwriting departments, working together to increase our competitiveness and profitability.

Strategy: Preserving Capital


Consolidated Investment Portfolio
At December 31, 2008
(In billions)
Fixed-maturity
& Short-term
Portfolio Ratings*
Total
Insurance
Reserves
Taxable
fixed maturity
(includes
short-term)
$3.178
Common
and
preferred
equity
$2.896
Tax-
exempt
fixed
maturity
$2.733
=
Investment
grade
$5.407
<
Life policy
reserves
$1.551
Property
casualty
loss and
loss
expense
reserves**
$4.086
$0.504
Non-investment
grade
* Combined ratings
from Moody's and
Standard & Poor's
** Includes
$46 million of
life loss reserves


Consolidated Pretax Investment Income
Less expenses
Investment income (Dollars in millions)
Investment income growth
$492
$526
$570
$608
$537
5.8%
6.9%
8.4%
6.7%
(11.7%)
04
05
06
07
08

We are implementing initiatives to preserve our capital and liquidity so that we can successfully grow our insurance business. Despite the unprecedented events of 2008, our financial condition remains strong and our insurance operations remain capitalized at levels well in excess of regulatory requirements. Our reserving practices have historically produced redundancies, with total insurance reserves covered by a highly rated, diversified, fixed-maturity portfolio almost equally divided between taxable and tax-exempt bonds.

Looking forward, the best measures of the success of our initiatives will be:

- *Resumption of investment income growth, which averaged 2.9 percent for 2004 through 2008. It grew in each year except 2008 when we experienced a dramatic reduction in dividend payouts by financial services companies held in our equity portfolio, a risk we addressed aggressively during 2008.*
- *Total return on our equity investment portfolio that exceeds that of the Standard & Poor's 500 Index. Over the five years ended December 31, 2008, our compound annual equity portfolio return was negative and about 7 percentage points worse than the Index. In 2008, we improved the potential for above-market portfolio performance and reduced the potential for future volatility by increasing sector and company diversification.*

The Cincinnati Casualty Company, heading up our personal lines operation. Bud Stoneburner has taken the reins in our largest business area, commercial lines.

There also were director transitions in 2008. Ken joined the board, and Dirk Debbink departed after he was recalled to active military duty and appointed Vice Admiral and Chief of Navy Reserve, U.S. Navy. We thank him, both for his service to your company and for his service to our country.

All of our directors and members of our executive team share a firm commitment to perpetuate our agent-centered values. Agents and policyholders can rely on our board and executive team to continue differentiating Cincinnati in the marketplace making decisions at the local level, providing superior claims service and managing the company to preserve and build financial strength.

We made it a priority to honor relationships and act with integrity as we carried out change.

Some difficult and necessary actions better positioned your company for the future. Foremost among those hard decisions was the one relating to our 2009 dividend, discussed earlier in this letter.

We also moved most of our associates out of our defined benefit pension plan and into 401(k) accounts with matching contributions. Our goal was to make our benefits program more attractive to many current and prospective associates while reducing potential volatility on our company balance sheets.

Finally, in February 2009, we chose to close CinFin Capital Management, our asset management subsidiary, suspending fees and facilitating smooth transitions to

6

other money managers. Over its 10 years, CinFin Capital had been profitable, but further growth would have required resources we believe we can use more strategically to advance our core insurance business.
Lasting Shareholder Value
We are committed to building long-term rewards for you, our shareholders.
Near-term indicators for the U.S. economy continue negative, although our agents and field representatives are reporting some positive signs that insurance pricing is flattening and may firm. Your company, like most American companies, has never before operated through a period of comparable uncertainty and volatility in the financial markets. In 2008, our total shareholder return was a negative 22.5 percent compared with negative 36.9 percent for the S&P 500 Index.
The many unknowns we all face include details and impacts of government programs affecting everything from banking, insurance and taxes to energy policy, public construction and entitlements. Even healthy companies like ours that are not recipients of government funds cannot predict how TARP, the stimulus package or other programs may change the environment for our industry or for the businesses and people we insure.
Any specific 2009 performance targets we could suggest would be heavily conditioned by assumptions. In line with the long-term perspective we use to set decisions and initiatives, we believe guidance that looks beyond 2009 will prove more helpful to those who study the outlook for our future success.
Larry R. Plum, CPCU, ARe (left), senior vice president of government relations, with Timothy L. Timmel, senior vice president of operations. Plum and Timmel guide departments that help the company safely navigate through changes in legislative and judicial environments and assure our legal and regulatory compliance.
Better Data > Better Tools > Better Decisions
While our business model and operating discipline are the foundation of our risk management program, we also use financial and actuarial models to help quantify risks, understand how they correlate and identify the impact of various business choices. Financial models help us estimate the impact of our business plans and identify operational targets. Actuarial models simulate various events, giving us a distributional snapshot of their probability, which we consider in making business decisions.
Models rely on historical data and assumptions. Although they cannot predict the future with certainty, they are helpful tools to analyze and understand choices to improve long-term results. For example, we use models to estimate claims reserve needs and catastrophe exposures, applying results as we formulate underwriting and pricing guidelines and plans for geographical expansion. We also use dynamic financial analysis to help understand our capital needs in making reinsurance choices and comparing outcomes of various business strategies. Economic capital models quantify the risks a company faces and calculate both the capital needed to cover them and their risk-adjusted returns.

Our resources, plans and people give us the flexibility we need to assure resilience through all underwriting cycles and economic markets. We are confident that for the five-year period spanning 2010 to 2014, we can achieve an average of 12 to 15 percent for a measure we are calling our value creation ratio. This ratio is the sum of the growth rate of book value per share plus the ratio of dividends declared per share to beginning book value per share. It captures the drivers of our progress in building shareholder value — the contribution of our insurance operations, the success of our investment strategy and the high priority we place on paying cash dividends to you.
We believe this target is achievable as long as there is some firming of commercial insurance prices this year, and by the end of 2010, a turn toward recovery in the economy and financial markets. Will we achieve this level of value creation in 2009 or in every year of the five-year span? This is unlikely. Our five-year target represents an average, recognizing that the inevitable ups and downs of markets and business cycles, catastrophes and, yes, looming economic uncertainties may take a toll in some years. Our focus is not on timing, but on plans that build success over time.
Short-term pressures cannot alter our focus on achieving success over time through our flexible, relationship-based and agent-centered business model. We are more determined and convinced than ever that we will recover our stride and step up to higher levels of performance over the coming years.
Respectfully,
| /S/ John J. Schiff, Jr. /S/ Kenneth W. Stecher —— —
|
John J. Schiff, Jr., CPCU Kenneth W. Stecher
Chairman of the Board President and Chief Executive Officer
March 16, 2009

Cincinnati Resilience
Managing risk to increase stability and agility
Your company’s first defense against risk and uncertainty is its structure and simplicity. Since 1950, when independent insurance agents founded The Cincinnati Insurance Company, we have emphasized disciplined underwriting, low-debt tolerance and a simple, long-term investment strategy. These ideals continue to serve us well in uncertain times.
At our parent company level, financial flexibility comes from our strong liquidity and low debt. Our investment portfolio reflects our belief that we should undertake only those risks that we understand.
At the insurance company level, our defenses include firsthand knowledge of local markets served by our large force of empowered field representatives, as well as conservative reinsurance and reserving practices. Our reinsurance program, backed by highly rated reinsurers, helps assure our stability. We carefully select retentions that allow us to effectively balance costs with benefits. We hold a highly rated, diversified bond portfolio with a total market value that exceeds our insurance reserve liabilities. Our consistently adequate policy reserve levels fully reflect underwriting and loss trends as they occur.
We effectively mitigate the risks associated with our large insurance reserves by following sound claims and actuarial practices. We establish case reserves at the local level, based on local market knowledge, and use a claims mediation process to resolve many claims quickly. Key reserving decisions are subject to reviews at multiple levels and to annual review by our appointed actuary, an important check to ensure the long-term integrity of our reserve position. We continue our conservative approach by not discounting reserves.
The recent and ongoing cascade of events in the economy and financial markets has viscerally demonstrated that it is not enough to study and manage financial and operational risks in isolation — by case, by region, by agency, by business line or segment, or by any single factor. Rather, we are wiser to stress test our readiness to withstand risk by developing solutions for scenarios where risks emerge, converge and compound.
Your company’s management and board believe that we can strengthen the inherent stability and agility of our business model by applying enterprise risk management techniques. Understanding the risks we take and their potential impacts under harder-to-imagine scenarios can increase our resilience, allowing us to adapt and thrive through the worst of times.
For the past few years, we have been identifying, quantifying and defining our tolerances, mitigating risks, and managing intersecting risks across our operations. Nonetheless, ratings agencies rightfully faulted our efforts at mid-2008 for failing to reduce investment concentrations early enough to avoid losing
Craig W. Forrester, CLU (left), senior vice president of information technology, with J.F. Scherer, executive vice president of sales and marketing. We have opportunities to strengthen relationships with our customers — the independent agents who represent us — by advancing our agent-facing technology even as we maintain strong personal relationships.

Market Opportunities
Over the next several years, we plan to expand our geographic footprint and diversify our premium sources. As we enhance current agency relationships and add new ones, over time we work to earn a No. 1 or No. 2 rank among carriers in each agency. We have an average share of about 12 percent of the property casualty insurance purchased through our 1,387 reporting agency locations.
| Agency Relationship Duration Share of Agency Premiums —— —
| Less than 1 year 0.6% 1 to 5 years 4.4% 5+ to 10 years 7.4% 10+ years 18.1%
Commercial Lines Opportunities
We continue to appoint new agencies in our current operating territories. In 2009, we are targeting 65 appointments of independent agencies writing an aggregate $1 billion in property casualty premiums annually with all carriers they represent. This target includes appointments in the recently opened state of Texas. We made 76, 66 and 55 new appointments in 2008, 2007 and 2006, respectively. We carefully evaluate the marketing reach of each new appointment to ensure the territory can support both current and new agencies.
Another source of premium growth is our new surplus lines operation, which ended the year on track with products available in 33 of our 35 active states. Today, our agents write about $2.5 billion annually of surplus lines business with other carriers. We want to earn an appropriate share by bringing Cincinnati-style service to those clients.
Personal Lines Opportunities
Now marketing personal lines in 29 states, we are working to position this business for profitable future growth. By late-2009, we expect to advance our use of tiered ratings, helping to further improve our rate and credit structures. As we began 2009, we recently made our personal lines products available in six additional states through agencies that currently market our commercial lines products. These agencies write approximately $600 million in personal lines premiums annually with all carriers they represent. Agencies in an additional six states where we market commercial lines (red) do not yet offer our personal lines products.
New States
With our entry into Texas during the fourth quarter of 2008, Cincinnati Insurance now actively markets our policies in 35 states, expanding our opportunities beyond the Midwest and South. We now have a sizeable presence in the western states — opening New Mexico and eastern Washington in 2007, Utah in 2000, Idaho in 1999 and Montana in 1998. We entered Arizona in 1971. We plan to look next at taking Cincinnati Insurance to agencies in Colorado and Wyoming.
We generally are able to build a 10 percent share of an agency’s business after about 10 years. In Delaware, New Mexico and Washington, our three newest states, we’ve appointed agencies that write about $400 million annually with all the carriers they represent. Our writings with these new agencies were almost 2 percent of that total in 2008. We appointed our first agencies in central Texas late in 2008. Over the next 18 months, we expect to appoint agencies in that state that write about $750 million in premiums annually with all carriers they represent.
surplus as market values declined. Just a few months later, ratings analysts who reviewed our progress gave us more favorable marks, approving of our mitigation efforts and concluding that our enterprise risk management program now is more advanced than those of many other insurers.
We are integrating our enterprise risk management framework into our business planning at the corporate and department levels. Four examples below show how the framework drives risk-based decisions, keeping us on track, helping us bounce back, and giving us the confidence in our ability to balance risk and reward:
EXAMPLE —
Relationship risk: We rely exclusively on independent insurance agencies to distribute our products. Because each agency represents multiple insurers, we must demonstrate our value to our agents and contribute to their success. To win an increasing share of their business, we need to deploy policy processing systems that streamline their workflow, increase their productivity and reduce their expenses.
Risk-based decision: In 2008, we significantly accelerated our two major technology projects, focusing resources and communicating this priority to all associates. We are on track for agencies in 10 of our larger states to begin using our e-CLAS system for commercial package and auto policies in 2009, and for most other states to go live in 2010. Our personal lines system now is slated to move to an updated, user-friendlier platform at the beginning of 2010, improving the experience of agents who sell our homeowner and personal auto products. Agents who have reviewed and tested prototypes of these systems believe their introductions will add to the advantages we already enjoy.
Intersections: In addressing this risk, we improve our management of other risks. For example, these new systems will improve the data we collect, supporting more precise underwriting and pricing. Additionally, their operation will improve the speed and efficiency of booking premium, reducing the need for time-consuming reconciliations. Further, the new systems allow agents the choice on commercial as well as personal policies to have us bill their clients directly, letting us prepare to offer services to policyholders, such as convenient online and telephone payment options.
EXAMPLE —
Catastrophe risk: Our property casualty insurance business started in Ohio, extending today to 35 states for commercial lines and 29 for personal lines. Our most established, penetrated marketing territories are in the Midwest, followed by states in the Southeast. This geographical concentration — especially on the personal lines side, where more than 35 percent of premiums are written in Ohio — makes us vulnerable to large catastrophe losses.
Risk-based decision: We have always addressed catastrophe risk in our underwriting and pricing guidelines; now we also are shaping our growth strategy around mitigation of this risk through geographic diversification. For example, expansions are setting the stage to develop a sizeable presence in the West.
As new agency relationships mature and our share of agency business ramps up, our exposures are spreading over a larger premium base, decreasing overall catastrophe vulnerability. We also are working to boost the premium base by leveraging our personal lines technology in agencies and states where we previously wrote only commercial lines business. Growth through our new surplus lines operation also is increasing our premium base.
Intersections: These actions not only spread our exposures and increase our premiums; they also support a more diversified stream of revenues for your company and our agencies. When economic pressures, market forces and timing diverge across geographic markets and lines of business, diversified revenues help stabilize performance.
EXAMPLE —
Investment portfolio risk: In mid-2007, our equity investment portfolio was more than 50 percent concentrated in the financial sector, including 73 million shares of a single common stock, Fifth Third Bancorp. Beginning to be stressed by the mortgage crisis, financials were losing value. Over the ensuing months, many of these companies reduced or eliminated their dividends, which had previously boosted our profits.
Risk-based decision: We developed, adopted and implemented revised investment guidelines. For the
Donald J. Doyle, Jr., CPCU, AIM (left), senior vice president of excess and surplus lines, with David H. Popplewell, FALU, LLIF, president of Cincinnati Life. Doyle helped launch Cincinnati Specialty Underwriters in 2008. Both subsidiaries extend our products beyond standard market property casualty policies, helping agents diversify revenues, round accounts and increase policy retention.

Measuring and Monitoring Ethics
Perhaps our most important defense against risk is your company’s culture and the values embedded in it. Training programs and internal communications convey ethical standards and guidelines, and we assess consistency of corporate business decisions and individual actions in many ways:
· We provide a multitude of options for directors, officers and associates to communicate with management, including a toll-free hotline that allows for anonymous report of any concern.
· We annually poll focus groups on the effectiveness of our ethical guidelines, policies and training programs.
· Our periodic evaluations of the design and operating effectiveness of internal controls and processes help assure compliance with laws and regulations.
fixed-income portfolio, we limited exposures in a single issuer or within a credit rating category and placed a limit on the amount of municipal bonds that may come from a single state. For the equity portfolio, we established tolerances for company or sector concentration and for our overall equity ownership as a percent of total invested assets and statutory surplus. We moved quickly to bring the portfolio in line with the new tolerances, achieving some mitigation by year-end. As a result, we owned no shares of Fifth Third as of January 2009, and the financial sector, at only 12 percent, is no longer the largest in our equity portfolio.
Intersections: We identified and measured potential impacts from multiple relationships with Fifth Third, including insurance, banking and 401(k) plan administration. Added to the investment relationship, these dependencies entailed more correlated risk than we found acceptable. Aside from eliminating the investment relationship, we established controls to fully evaluate and monitor the potential impact of entities with which we have multiple relationships.
EXAMPLE —
Location risk: By design, approximately 70 percent of our staff works at a single headquarters facility, supporting a dispersed field force that is unencumbered by branch offices. Instead, we give our field representatives who work out of their homes wide decision-making authority. The downside to our centralized headquarters support is higher business continuity risk. A natural or manmade disaster, epidemic or major power disruption, for instance, could seriously curtail or cut off our support of field representatives and agents across the country.
Risk-based decision: We began improving our emergency backup arrangements for data and critical systems, including relocation of that capability to a different off-site, third-party facility. We expanded secure electronic access to files and systems from outside headquarters. We began converting a property to serve as an emergency operating base for selected headquarters associates. We stepped up health and wellness programs, including first responder training, and coordinated with authorities to become a point of distribution for emergency vaccines or antidotes.
Intersections: Plans to assure disaster recovery and business continuity also mitigate financial risk related to employee benefits — health, life and disability insurance, as well as workers’ compensation. We mapped the aggregated risk to help us weigh potential losses and financial impacts and reduced risk by taking mitigation and transfer actions.

Condensed Balance Sheets and Income Statements (unaudited)
Cincinnati Financial Corporation and Subsidiaries
(Dollars in millions) At December 31, 2008 2007
Assets
Investments $ 8,890 $12,261
Cash and cash equivalents 1,009 226
Premiums receivable 1,059 1,107
Reinsurance receivable 759 754
Deferred income tax 126 0
Other assets 1,526 2,289
Total assets $13,369 $16,637
Liabilities
Insurance reserves $ 5,637 $ 5,445
Unearned premiums 1,544 1,564
Deferred income tax 0 977
6.125% senior notes due 2034 371 371
6.9% senior debentures due 2028 28 28
6.92% senior debentures due 2028 392 392
Other liabilities 1,215 1,931
Total liabilities 9,187 10,708
Shareholders’ Equity
Common stock and paid-in capital 1,462 1,442
Retained earnings 3,579 3,404
Accumulated other comprehensive income 347 2,151
Treasury stock (1,206) (1,068)
Total shareholders’ equity 4,182 5,929
Total liabilities and shareholders’ equity $13,369 $16,637
(Dollars in millions except per share data) Years ended December 31, 2008 2007 2006
Revenues
Earned premiums $3,136 $3,250 $3,278
Investment income, net of expenses 537 608 570
Realized investment gains and losses 138 382 684
Other income 13 19 18
Total revenues 3,824 4,259 4,550
Benefits and Expenses
Insurance losses and policyholder benefits 2,193 1,963 2,128
Commissions 576 624 630
Other operating expenses 515 480 463
Total benefits and expenses 3,284 3,067 3,221
Income Before Income Taxes 540 1,192 1,329
Provision for Income Taxes 111 337 399
Net Income $ 429 $ 855 $ 930
Per Common Share:
Net income—basic $ 2.63 $ 5.01 $ 5.36
Net income—diluted $ 2.62 $ 4.97 $ 5.30

Six-year Summary Financial Information

Cincinnati Financial Corporation and Subsidiaries

(Dollars in millions except per share data)

	Years ended December 31, 2008	2007	2006	2005	2004	2003
Financial Highlights						
Net income	**$ 429**	$ 855	$ 930	$ 602	$ 584	$ 374
Net realized investment gains and losses, after tax	**85**	245	434	40	60	(27)
Operating income	**$ 344**	$ 610	$ 496	$ 562	$ 524	$ 401
Per Share Data (Diluted)						
Net income	**$ 2.62**	$ 4.97	$ 5.30	$ 3.40	$ 3.28	$ 2.10
Net realized investment gains and losses, after tax	**0.52**	1.43	2.48	0.23	0.34	(0.15)
Operating income	**$ 2.10**	$ 3.54	$ 2.82	$ 3.17	$ 2.94	$ 2.25
Cash dividends declared	**1.56**	1.42	1.34	1.21	1.04	0.90
Book value	**25.75**	35.70	39.38	34.88	35.60	35.10
Ratio Data						
Debt-to-capital	**16.7%**	12.7%	11.0%	11.5%	11.2%	8.9%
Book value growth	**(27.9)**	(9.3)	12.9	(2.0)	1.4	11.6
Cash dividends declared to beginning book value	**4.4**	3.6	3.8	3.4	3.0	2.9
Value creation ratio	**(23.5)**	(5.7)	16.7	1.4	4.4	14.5
Consolidated Property Casualty Insurance Operations (Statutory)						
Agency renewal written premiums	**$ 2,828**	$ 2,960	$ 2,931	$ 2,897	$ 2,793	$ 2,581
Agency new business written premiums	**368**	325	357	313	330	328
Written premiums	**3,010**	3,117	3,178	3,076	2,997	2,815
Earned premiums	**3,010**	3,125	3,164	3,058	2,919	2,653
Current accident year before catastrophe losses	**$ 2,174**	$ 2,030	$ 1,947	$ 1,854	$ 1,797	$ 1,776
Current accident year catastrophe losses	**205**	47	176	118	153	101
Prior accident years before catastrophe losses	**(321)**	(224)	(113)	(169)	(191)	(76)
Prior accident year catastrophe losses	**(2)**	(21)	(2)	9	(5)	(4)
Total loss and loss expenses	**$ 2,056**	$ 1,832	$ 2,008	$ 1,812	$ 1,754	$ 1,797
Underwriting expenses	**965**	988	965	914	878	746
Net underwriting gain (loss)	**(11)**	305	191	332	287	110
Loss ratio	**57.7%**	46.6%	51.9%	49.2%	49.8%	56.1%
Loss expense ratio	**10.6**	12.0	11.6	10.0	10.3	11.6
Underwriting expense ratio	**32.1**	31.7	30.4	29.8	29.3	26.5
Combined ratio	**100.4%**	90.3%	93.9%	89.0%	89.4%	94.2%
Policyholders' surplus	**$ 3,360**	$ 4,307	$ 4,750	$ 4,194	$ 4,191	$ 2,783
Net written premiums to surplus	**0.90**	0.72	0.67	0.73	0.71	1.01
Commercial Lines Property Casualty Insurance Operations (Statutory)						
Written premiums	**$ 2,311**	$ 2,413	$ 2,442	$ 2,290	$ 2,186	$ 2,031
Earned premiums	**2,316**	2,411	2,402	2,254	2,126	1,908
Loss ratio	**54.2%**	44.8%	48.4%	46.6%	43.4%	51.2%
Loss expense ratio	**10.7**	13.1	12.7	11.0	10.9	12.7
Underwriting expense ratio	**31.7**	31.3	29.7	29.5	29.4	27.0
Combined ratio	**96.6%**	89.2%	90.8%	87.1%	83.7%	90.9%
Personal Lines Property Casualty Insurance Operations (Statutory)						
Written premiums	**$ 685**	$ 704	$ 736	$ 786	$ 811	$ 784
Earned premiums	**689**	714	762	804	793	745
Loss ratio	**69.0%**	53.2%	62.9%	56.7%	66.7%	68.8%
Loss expense ratio	**10.4**	8.1	8.3	7.2	8.9	8.9
Underwriting expense ratio	**32.2**	32.8	32.4	30.4	29.0	25.2
Combined ratio	**111.6%**	94.1%	103.6%	94.3%	104.6%	102.9%
Life Insurance Operations (Statutory)						
Written premiums	**$ 185**	$ 167	$ 161	$ 205	$ 193	$ 143
Net income before realized investment gains and losses	**(18)**	7	(1)	10	26	27
Net income	**(70)**	39	28	21	28	20
Gross life insurance face amount in force	**65,888**	61,875	56,971	51,493	44,921	38,492
Admitted assets excluding separate account business	**1,930**	2,029	2,026	1,882	1,713	1,572
Risk-based capital:						
Total adjusted capital	**290**	506	556	511	491	443
Authorized control level risk-based capital	**38**	66	67	52	47	50

* The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on www.cinfin.com defines and reconciles measures presented in this report that are not based on GAAP or Statutory Accounting Principles.

14

Safe Harbor Statement
This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2008 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 25. Although we often review or update our forward-looking statements when events warrant, we caution our readers that we undertake no obligation to do so.
Factors that could cause or contribute to such differences include, but are not limited to:
· Further decline in overall stock market values negatively affecting the company’s equity portfolio and book value
· Events, such as the credit crisis, followed by prolonged periods of economic instability, that lead to:
· Significant or prolonged decline in the value of a particular security or group of securities and impairment of the asset(s)
· Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities
· Significant rise in losses from surety and director and officer policies written for financial institutions
· Recession or other economic conditions or regulatory, accounting or tax changes resulting in lower demand for insurance products
· Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest rate fluctuations that result in declining values of fixed-maturity investments, including declines in accounts in which we hold bank-owned life insurance contract assets
· Further deterioration in the banking sector or with banks with which we have relationships
· Changing consumer buying habits and consolidation of independent insurance agencies that could alter our competitive advantages
· Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes
· Increased frequency and/or severity of claims
· Delays or inadequacies in the development, implementation, performance and benefits of technology projects and enhancements
· Ability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased, financial strength of reinsurers and the potential for non-payment or delay in payment by reinsurers
· Increased competition that could result in a significant reduction in the company’s premium growth rate
· Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:
· Multi-notch downgrades of the company’s financial strength ratings
· Concerns that doing business with the company is too difficult
· Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace
· Underwriting and pricing methods adopted by competitors that could allow them to identify and flexibly price risks, which could decrease our competitive advantages
· Personal lines pricing and loss trends that lead management to conclude that this segment could not attain sustainable profitability, which could prevent the capitalization of policy acquisition costs
· Actions of insurance departments, state attorneys general or other regulatory agencies, including a change to a federal system of regulation from a state-based system, that:
· Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business
· Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations
· Increase our expenses
· Add assessments for guaranty funds, other insurance related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes
· Limit our ability to set fair, adequate and reasonable rates
· Place us at a disadvantage in the marketplace
· Restrict our ability to execute our business model, including the way we compensate agents
· Adverse outcomes from litigation or administrative proceedings
· Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002
· Inaccurate estimates or assumptions used for critical accounting estimates
· Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others
· Events, such as an epidemic, natural catastrophe or terrorism, that could hamper our ability to assemble our workforce at our headquarters location
Further, the company’s insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

Subsidiary Officers and Directors
As of March 16, 2009, listed alphabetically
The Cincinnati Insurance Company (CIC)
The Cincinnati Indemnity Company (CID)
The Cincinnati Casualty Company (CCC)
The Cincinnati Specialty Underwriters Insurance Company (CSU)
The Cincinnati Life Insurance Company (CLIC)
CSU Producer Resources Inc. (C-SUPR)
CFC Investment Company (CFC-I)
Executive Officers
Donald J. Doyle, Jr., CPCU, AIM CIC, CID, CCC, CSU, C-SUPR Senior Vice President — Excess & Surplus Lines CIC, CID, CCC, CSU Director
Craig W. Forrester, CLU CIC, CID, CCC, CLIC, Senior Vice President —Information Technology
Martin F. Hollenbeck, CFA, CPCU CIC, CID, CCC, CSU, CLIC Senior Vice President —Investments CFC-I President and Chief Operating Officer CIC, CID, CCC, CLIC, CFC-I, CSU Director
Steven J. Johnston, FCAS, MAAA, CFA CIC, CID, CCC, CLIC, CFC-I, CSU, C-SUPR Chief Financial Officer, Senior Vice President and Secretary CSU, C-SUPR — Treasurer Director of all subsidiaries
Thomas A. Joseph, CPCU CCC President CIC, CID Senior Vice President — Personal Lines CIC, CID, CCC, CSU Director
Eric N. Mathews, CPCU, AIAF CIC, CID, CCC, CLIC Senior Vice President — Corporate Accounting
Martin J. Mullen, CPCU CIC, CID, CCC Senior Vice President and Chief Claims Officer CIC, CID, CCC, CLIC, CSU Director
Larry R. Plum, CPCU, ARe CIC, CID, CCC Senior Vice President — Government Relations
David H. Popplewell, FALU, LLIF CLIC President and Chief Operating Officer; Director
J. F. Scherer CIC, CID, CCC, CLIC Executive Vice President — Sales & Marketing CIC, CID, CCC, CSU, CLIC, CFC-I Director
John J. Schiff, Jr., CPCU CIC, CID, CCC, CSU, CLIC, C-SUPR Chairman of the Board Director of all subsidiaries
Joan O. Shevchik, CPCU, CLU CIC, CID, CCC Senior Vice President — Corporate Communications
Kenneth W. Stecher CIC, CID, CSU, C-SUPR President and Chief Executive Officer CCC, CLIC, CFC-I Chief Executive Officer Director of all subsidiaries
Charles P. Stoneburner II, CPCU, AIM CIC, CID, CCC Senior Vice President — Commercial Lines CIC, CID, CCC, CSU Director
Timothy L. Timmel CIC, CID, CCC, CLIC, CFC-I Senior Vice President — Operations CIC, CID, CCC, CSU, CLIC, CFC-I Director
Senior Officers
Michael R. Abrams CIC, CID, CCC, CLIC Vice President — Investments
Dawn M. Alcorn CIC, CID, CCC Vice President — Administrative Services
Brad E. Behringer CLIC Senior Vice President and Chief Underwriter
David L. Burbrink CLIC Vice President — Life Field Services
Teresa C. Cracas CIC, CID, CCC, CLIC Vice President —Planning & Risk Management
Richard W. Cumming, ChFC, CLU, FSA, MAAA CIC, CID, CCC, CLIC Senior Vice President and Chief Actuary CLIC Director
Joel W. Davenport, CPCU, AAI CIC, CID, CCC Vice President — Commercial Lines
J. Michael Dempsey, CLU CLIC Vice President — Life Marketing Administration
Mark R. DesJardins, CPCU, AIM, AIC, ARP CIC, CID, CCC Vice President — Learning & Development
W. Dane Donham, AIM CIC, CID, CCC Vice President — Commercial Lines
Harold L. Eggers, CLU, FLMI, FALU, HIAA CLIC Vice President — Life Policy Issue
Frederick A. Ferris CIC, CID, CCC Vice President — Commercial Lines
Carl C. Gaede, CPCU, AFSB CIC, CID, CCC Vice President — Bond & Executive Risk
William J. Geier, CPCU, CLU, ChFC, FLMI, AIM, HIAA CIC, CID, CCC, CLIC Vice President -Information Technology
Gary B. Givler CIC, CID, CCC Vice President — Headquarters Claims
David T. Groff, CPCU, FCAS, MAAA CIC, CID, CCC Vice President — Staff Underwriting
Kevin E. Guilfoyle CFC-I Senior Vice President — Leasing
David L. Helmers, CPCU, API, ARe, AIM CIC, CID, CCC Vice President — Personal Lines
Theresa A. Hoffer CIC, CID, CCC, CLIC Vice President — Corporate Accounting CIC, CID, CCC Treasurer
Timothy D. Huntington, CPCU, AU CIC, CID, CCC Vice President — Commercial Lines
Thomas H. Kelly CIC, CID, CCC Vice President — Bond & Executive Risk
Christopher O. Kendall, CPCU, AIT, AIM, ARe, ARM, ARP CIC, CID, CCC Vice President — Commercial Lines
Gary J. Kline, CPCU CIC, CID, CCC Vice President — Commercial Lines
Steven W. Leibel, CPCU, AIM CIC, CID, CCC Vice President — Personal Lines
Jerry L. Litton CFC-I Treasurer
Richard L. Mathews, CPCU CIC, CID, CCC, CLIC Vice President — Information Technology
Richard P. Matson CIC, CID, CCC, CLIC, CFC-I Vice President — Purchasing/Fleet
David E. McKinney, CPCU, AIM CIC, CID, CCC, Vice President — Commercial Lines
Robyn C. Muhlberg CIC, CID, CCC, CLIC Vice President — Information Technology
Gary A. Nichols CIC, CID, CCC Vice President — Headquarters Claims
Glenn D. Nicholson, LLIF CLIC Senior Vice President and Senior Marketing Officer; Director
Michael K. O’Connor, CFA, CPCU, AFSB CIC, CID, CCC, CLIC Vice President — Investments
Todd H. Pendery, FLMI CIC, CID, CCC, CLIC Vice President — Corporate Accounting CLIC Treasurer
Marc C. Phillips, CPCU, AIM CIC, CCC, CID Vice President — Commercial Lines
Ronald L. Robinson CIC, CID, CCC Vice President — Field Claims
Michael A. Rouse CIC, CID, CCC Vice President — Commercial Lines
Thomas J. Scheid CIC, CID, CCC, CLIC Vice President — Inspection Services & Facilities
Gregory D. Schmidt, CPCU, ARP, CPP, ACP, ARC CIC, CID, CCC, CLIC Vice President — Staff Underwriting
J. B. Shockey, CPCU, CIC, CLU CIC, CID, CCC Vice President — Sales & Marketing
David W. Sloan CFC-I Vice President — Leasing
Scott K. Smith, CPCU, ARM, AIM, AU, AAI CIC, CID, CCC Vice President — Commercial Lines
Steven A. Soloria, CFA, CPCU CIC, CID, CCC, CLIC Vice President — Investments
Douglas W. Stang, FCAS, MAAA CIC, CID, CCC Vice President — Staff Underwriting
Duane I. Swanson, CIC CIC, CID, CCC Vice President — Sales & Marketing
Philip J. Van Houten, CFE, FCLS CIC, CID, CCC Vice President — Special Investigations
Stephen A. Ventre, CPCU CIC, CID, CCC Vice President — Commercial Lines
Jody L. Wainscott CIC, CID, CCC Vice President — Research & Development
Michael B. Wedig, CPA CIC, CID, CCC, CLIC Vice President —Corporate Accounting
Paul W. Wells CIC, CID, CCC, Vice President — Bond & Executive Risk
Mark A. Welsh CIC, CID, CCC, CLIC Vice President — Regulatory & Consumer Relations
Mark S. Wietmarschen CIC, CID, CCC Vice President — Commercial Lines
Heather J. Wietzel CIC, CID, CCC Vice President and Investor Relations Officer
Brian K. Wood, CPCU, AIM CIC, CID, CCC, CLIC Vice President — Personnel & Community Relations
Gregory J. Ziegler CIC, CID, CCC, CLIC, CFC-I Vice President —Personnel & Community Relations
Teresa C. Cracas CIC, CID, CCC, CLIC Counsel
Eugene M. Gelfand CIC, CID, CCC, CLIC Counsel
Mark J. Huller CIC, CID, CCC, CLIC Senior Counsel
G. Gregory Lewis CIC, CID, CCC, CLIC Counsel
Lisa A. Love CIC, CID, CCC, CLIC Senior Counsel
Stephen C. Roach CIC, CID, CCC, CLIC Counsel
Non-Officer Directors
William F. Bahl, CFA, CIC CIC, CID, CCC, CSU, CLIC
James E. Benoski Director of all subsidiaries
Gregory T. Bier, CPA (Ret.) CIC, CID, CCC, CSU, CLIC
W. Rodney McMullen CIC, CID, CCC, CSU, CLIC
Thomas R. Schiff CIC, CID, CCC, CSU, CLIC
Larry R. Webb, CPCU CIC, CID, CCC, CSU
E. Anthony Woods CIC, CID, CCC, CSU, CLIC
CIC Directors Emeriti Vincent H. Beckman Robert J. Driehaus Richard L. Hildbold, CPCU Robert C. Schiff William H. Zimmer

Cincinnati Financial Corporation Officers and Directors
(as of March 16, 2009)
Directors
William F. Bahl, CFA, CIC ChairmanIMG
Bahl & Gaynor Investment Counsel Inc. Director since 1995 (1)(3)(4)(5*)
James E. Benoski Vice Chairman of the Board Cincinnati Financial Corporation Director since 2000 (3)(4)
Gregory T. Bier, CPA (Ret.) Managing Partner (Ret.), Cincinnati Office Deloitte & Touche LLP Director since 2006 (1)(4)
Kenneth C. Lichtendahl President and Chief Executive Officer Tradewinds Beverage Company Director since 1988 (1*)(5)
W. Rodney McMullen Vice Chairman The Kroger Co. Director since 2001 (2*)(3)(4)
Gretchen W. Price Chief Financial Officer philosophy inc. (skin care and cosmetics) Director since 2002 (1)(2)(5)
John J. Schiff, Jr., CPCU Chairman of the Board Cincinnati Financial Corporation Director since 1968 (3*)(4*)
Thomas R. Schiff Chairman and Chief Executive Officer John J. & Thomas R. Schiff & Co. Inc. (insurance agency) Director since 1975 (4)
Douglas S. Skidmore President and Chief Executive Officer Skidmore Sales & Distributing Company Inc. (food distribution) Director since 2004 (1)(5)
Kenneth W. Stecher President and Chief Executive Officer Cincinnati Financial Corporation Director since 2008 (3)(4)
John F. Steele, Jr. Chairman and Chief Executive Officer Hilltop Basic Resources Inc. (aggregates/concrete supplier) Director since 2005 (1)
Larry R. Webb, CPCU President Webb Insurance Agency Inc. Director since 1979 (3)
E. Anthony Woods Chairman and Chief Executive Officer SupportSource LLC (health care consulting) Director since 1998 (2)(3)(4)
(1) Audit Committee
(2) Compensation Committee
(3) Executive Committee
(4) Investment Committee; also Richard M. Burridge, CFA, adviser
(5) Nominating Committee
* Committee Chair
Officers
John J. Schiff, Jr., CPCU Chairman of the Board
Kenneth W. Stecher President and Chief Executive Officer
Steven J. Johnston, FCAS, MAAA, CFA Chief Financial Officer, Senior Vice President, Secretary and Treasurer
Martin F. Hollenbeck, CFA, CPCU Senior Vice President, Assistant Secretary and Assistant Treasurer
Eric N. Mathews, CPCU, AIAF Principal Accounting Officer, Vice President, Assistant Secretary and Assistant Treasurer
Directors Emeriti Vincent H. Beckman Michael Brown Robert J. Driehaus John E. Field, CPCU Jackson H. Randolph Lawrence H. Rogers II John Sawyer Robert C. Schiff Frank J. Schultheis David B. Sharrock John M. Shepherd Thomas J. Smart Alan R. Weiler, CPCU William H. Zimmer
W.F. Bahl J.E. Benoski
G.T. Bier K.C. Lichtendahl
W.R. McMullen G.W. Price
J.J. Schiff, Jr. T.R. Schiff
D.S. Skidmore K.W. Stecher
J.F. Steele, Jr. L.R. Webb
E.A. Woods
Printed on Recycled Paper

Shareholder Information
Cincinnati Financial Corporation had approximately 12,000 shareholders of record and approximately 37,000 beneficial shareholders as of December 31, 2008. Many of the company’s independent agent representatives and most of the 4,179 associates of its subsidiaries own the company’s common stock.
Common Stock Price and Dividend Data
Common shares are traded under the symbol CINF on the NASDAQ Global Select Market.
(Source: Nasdaq Global Select Market)
2008 2007
Quarter: 1st 2 nd 3rd 4 th 1st 2 nd 3rd 4th High close $39.71 $39.97 $33.60 $31.71 $45.92 $47.62 $44.79 $44.84
Low close 35.10 25.40 21.83 18.80 42.24 42.57 36.91 38.37
Period-end close 38.04 25.40 28.44 29.07 42.40 43.40 43.31 39.54
Cash dividends declared 0.39 0.39 0.39 0.39 0.355 0.355 0.355 0.355
Annual Meeting
Shareholders are invited to attend the Annual Meeting of Shareholders of Cincinnati Financial Corporation at 9:30 a.m. on Saturday, May 2, 2009, at the Cincinnati Art Museum in Eden Park, Cincinnati, Ohio. You may listen to an audio webcast of the event by visiting www.cinfin.com/investors.
Independent Registered Public Accounting Firm Deloitte & Touche LLP 250 East Fifth Street Cincinnati, Ohio 45202-5109
Contact Information
Communications directed to Steven J. Johnston, FCAS, MAAA, CFA, senior vice president, chief financial officer, treasurer and secretary, are shared with the appropriate individual(s). Or, you may directly access services:
Investors: Investor Relations responds to investor inquiries about Cincinnati Financial Corporation and its performance.
Heather J. Wietzel — Vice President, Investor Relations
513-870-2768 or investor_inquiries@cinfin.com
Shareholders: Shareholder Services provides stock transfer services, fulfills requests for shareholder materials and assists registered shareholders who wish to update account information or enroll in shareholder plans.
Jerry L. Litton — Assistant Vice President, Shareholder Services
513-870-2639 or shareholder_inquiries@cinfin.com
Media: Corporate Communications assists media representatives seeking information or comment from Cincinnati Financial Corporation or its subsidiaries.
Joan O. Shevchik, CPCU, CLU — Senior Vice President, Corporate Communications
513-603-5323 or media_inquiries@cinfin.com
CINCINNATI FINANCIAL CORPORATION The Cincinnati Insurance Company The Cincinnati Casualty Company The Cincinnati Indemnity Company The Cincinnati Specialty Underwriters Insurance Company
The Cincinnati Life Insurance Company CSU Producer Resources Inc. CFC Investment Company
Mailing Address: P.O. Box 145496 Cincinnati, Ohio 45250-5496
Street Address: 6200 South Gilmore Road Fairfield, Ohio 45014-5141
Phone: 513-870-2000 Fax: 513-870-2066 www.cinfin.com

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IMPORTANT NOTICE Regarding the Availability of Proxy Materials

CINCINNATI FINANCIAL
CORPORATION
CINCINNATI FINANCIAL CORPORATION
P.O. BOX 145496
CINCINNATI, OH 45250-5496

Meeting Information
Meeting Type:     Annual
For holders as of:   March 4, 2009
Date:   May 2, 2009   Time:   9:30 a.m., EDT

Location:	Cincinnati Art Museum 953 Eden Park Dr. Cincinnati, OH 45202
You are receiving this communication because you hold shares in the company named above.
This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).
We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

—  Before You Vote  —
How to Access the Proxy Materials
Proxy Materials Available to VIEW or RECEIVE:
2009 SHAREHOLDER MEETING NOTICE AND PROXY STATEMENT, 2008 ANNUAL REPORT ON FORM 10-K AND LETTER FROM THE CHAIRMAN AND THE CHIEF EXECUTIVE OFFICER
How to View Online:
Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com
*	If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line.
Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. To facilitate timely delivery, please make the request as instructed above on or before April 20, 2009.
—  How To Vote  —
Please Choose One of the Following Voting Methods
Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12-Digit Control Number available and follow the instructions.
Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.
Vote In Person: Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Voting Items

The Board of Directors recommends a vote FOR James E.
Benoski for a term of one year and FOR the other nominees for terms of three years.

1.	Election of Directors:
Nominees:

	01)	James E. Benoski	04) John J. Schiff, Jr., CPCU

	02)	William F. Bahl, CFA, CIC	05) Kenneth W. Stecher

	03)	Gretchen W. Price	06) E. Anthony Woods

The Board of Directors recommends a vote FOR the following proposals.

2.	Ratifying the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2009.

3.	Approving the Cincinnati Financial Corporation Annual Incentive Compensation Plan of 2009.

4.	Approving the Cincinnati Financial Corporation Directors’ Stock Plan of 2009.

The Board of Directors recommends a vote AGAINST the following shareholder proposal, if introduced at the meeting.

5.	Asking the board to move toward a declassified board structure.